                                                                     EXHIBIT 3.7

                             AMENDED AND RESTATED

                        LIMITED PARTNERSHIP AGREEMENT

                                      OF

                                  LDM CANADA

                              TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

ARTICLE 1      FORMATION, NAME, OFFICE AND PURPOSES.......................  1
               1.1     Formation of Partnership ..........................  1
               1.2     Name...............................................  1
               1.3     Office.............................................  1
               1.4     Term...............................................  1
               1.5     Purpose............................................  1
ARTICLE 2      CAPITAL AND OTHER CONTRIBUTIONS............................  2
               2.1     General Partner's Contribution.....................  2
               2.2     Limited Partner's Contributions....................  2
               2.3     Capital Accounts...................................  2
               2.4     Additional Contributions by Partners...............  2
               2.5     Loans to Partnership...............................  4
               2.6     Use of Capital Contributions.......................  4
ARTICLE 3      PARTICIPATION IN PARTNERSHIP PROPERTY......................  5
               3.1     Ownership by Partners of the Partnership...........  5
               3.2     Limitation on Distributions........................  5
ARTICLE 4      MANAGEMENT.................................................  5
               4.1     General Management.................................  5
               4.2     Management Expenses................................  5
               4.3     Powers of the General Partner......................  6
               4.4     Self Dealing.......................................  8
               4.5     Activities of the General Partner..................  8
               4.6     Holding of Property................................  8
               4.7     Meetings and Voting................................  8
ARTICLE 5      PARTNERSHIP DISTRIBUTIONS..................................  9
               5.1     Definitions........................................  9
               5.2     Distribution of Net Cash Flow From Operations......  9
               5.3     Distribution of Capital Proceeds................... 10
               5.4     Liquidation of Partnership......................... 10
ARTICLE 6      TAX ALLOCATIONS............................................ 10
               6.1     Allocation of Profits and Losses................... 10
               6.2     Regulatory Allocations............................. 11
               6.3     Property Contributions............................. 13
               6.4     Curative Allocations............................... 13


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             6.5   Definitions......................................... 14
             6.6   Determinations...................................... 15
ARTICLE 7    LIABILITY................................................. 15
             7.1     Liability of General Partner...................... 15
             7.2     Indemnification of General Partner................ 15
             7.3     Limited Liability of Limited Partner.............. 16
             7.4     Status of Limited Partner......................... 16
ARTICLE 8    ACCOUNTING................................................ 16
             8.1     List of Partners and Books and Records............ 16
             8.2     Fiscal Year....................................... 16
             8.3     Tax Returns....................................... 16
             8.4     Reports........................................... 16
             8.5     Tax Matters Partner and Tax Elections............. 17
ARTICLE 9    TERMINATION AND DISSOLUTION............................... 17
             9.1     Admission or Incapacity of Limited Partner........ 17
             9.2     Dissolution and Liquidation....................... 18
             9.3     Distribution on Liquidation....................... 18
ARTICLE 10   ASSIGNMENT AND TRANSFERS.................................. 19
             10.1     Transfer by General Partner...................... 19
             10.2     Transfer by Limited Partner...................... 20
             10.3     Involuntary Transfers; Claims by Creditors and
                      Others........................................... 22
             10.4     Transfer Election................................ 22
ARTICLE 11   GENERAL PROVISIONS........................................ 22
             11.1     Investment Representation........................ 22
             11.2     Certificates..................................... 23
             11.3     Power of Attorney................................ 23
             11.4     Partners' Relationship Inter Se.................. 23
             11.5     Amendments....................................... 23
             11.6     Notices, Statements, Etc......................... 24
             11.7     Entire Agreement................................. 24
             11.8     Interpretation................................... 24
             11.9     Counterparts..................................... 25
             11.10    Assets in Control of General Partner............. 25
             11.11    Binding Effect................................... 25



                                      ii
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                             AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                                      OF
                                  LDM CANADA


    THIS AMENDED & RESTATED LIMITED PARTNERSHIP AGREEMENT is made and entered into as of the 10th day of December, 1996, by and between LDM HOLDINGS, L.L.C., A MICHIGAN LIMITED LIABILITY COMPANY, as General Partner (hereinafter the "General Partner"), and LDM TECHNOLOGIES, F/K/A LDM INDUSTRIES INC., a Michigan corporation (hereinafter the "Limited Partner").

                                  ARTICLE 1
                     FORMATION, NAME, OFFICE AND PURPOSES

    1.1  FORMATION OF PARTNERSHIP.

    In accordance with the terms and conditions hereof, the Partnership shall be constituted as a Limited Partnership under and subject to the Michigan Revised Uniform Limited Partnership Act (MCLA 449.1101 et. seq.), hereinafter "Revised Act", upon filing of a Certificate of Limited Partnership for record with the chief officer of the Michigan Department of Consumer and Industry Services, Corporation, Securities and Land Development Bureau.

    1.2  NAME.

    The name of the Partnership shall be "LDM Canada Limited Partnership".

    1.3  OFFICE.

    The principal office and place of business of the Partnership shall be located at 2500 Executive Hills Drive, Auburn Hills, Michigan 48326, or such other place as the General Partner shall from time to time designate.

    1.4  TERM.

    The term of the Partnership shall commence with the execution and filing of the Certificate of Limited Partnership and shall continue until December 31, 2036 or until prior dissolution as provided herein.

    1.5  PURPOSE.

    The Partnership may engage in any activity and carry on any business which a Limited Partnership may carry on under the Revised Act, including, but not limited to, investing capital, either directly or indirectly, to purchase, acquire, own, hold, develop, improve, lease, finance, refinance, manage, operate, sell, assign, exchange or otherwise dispose of certain real and personal property.

                                  ARTICLE 2
                       CAPITAL AND OTHER CONTRIBUTIONS

    2.1  GENERAL PARTNER'S CONTRIBUTION.

    The General Partner shall contribute to the capital of the Partnership the sum of One Hundred Dollars ($300) in exchange for an interest in the Partnership ("Partnership Interest") equal to three percent 3%).

    2.2  LIMITED PARTNER'S CONTRIBUTIONS.

    The Limited Partner shall contribute to the capital of the Partnership the sum of Nine Thousand Nine Hundred Dollars ($9,700) in exchange for a Partnership Interest equal to ninety-seven percent (97%).

    2.3  CAPITAL ACCOUNTS.

    Capital Accounts shall be established for each Partner to which contributions and profits shall be credited and from which distributions and losses shall be deducted. The Partners' Capital Accounts shall at all times be determined and maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), as amended, or successor law and regulations.

    2.4  ADDITIONAL CONTRIBUTIONS BY PARTNERS.

    Under no circumstances shall any Partner be required to advance or contribute any additional funds to the Partnership. Any and all additional advances or contributions to the Partnership shall be strictly voluntary. In the event the General Partner determines that additional capital would be beneficial for Partnership operations, then the following provisions shall apply:

         (a) The General Partner shall issue a written notice of capital request ("Notice of Capital Request") to each Partner to contribute additional funds to the Partnership. The Notice of Capital Request shall include the following information:

              (i) The total amount of capital requested from all of the Partners ("Total Capital Request");


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              (ii)  Each Partner's share of the Total Capital Request, which shall be determined by multiplying the Total Capital Request by the Partnership Interest of each Partner ("Partner Capital Contribution"); and

              (iii) The date on or before which the Partner Capital
                    Contribution shall be due, which date shall not be less than thirty (30) days from the date of the Notice of Capital Request (the "Payment Date").

         (b) Should any Partner decline, neglect, fail or refuse to timely contribute to the Partnership any portion of his, her or its Partner Capital Contribution on or before the Payment Date ("Delinquent Partner"), the General Partner may thereafter without further notice or opportunity to cure given to the Delinquent Partner, notify the other Partners ("Partner Notice") and the other Partners who have paid their Partner Capital Contribution in full ("Non-Delinquent Partners") shall have the option to contribute the Delinquent Partner's Partner Capital Contribution on a pro-rata basis (in accordance with the then respective Partnership Interest of each other Non-Delinquent Partner as compared to the total Partnership Interest of all Non-Delinquent Partners). In the event that any Non-Delinquent Partner neglects, fails or refuses to contribute his or her pro-rata share of the Delinquent Partner's Partner Capital Contribution within thirty (30) days of his or her receipt of the Partner Notice, then all other Non-Delinquent Partners shall have the right to contribute the remaining deficiency in the Delinquent Partner's Capital Contribution on a pro-rata basis (as to all such other Non-Delinquent Partners and in the manner hereinabove provided), which procedure shall be repeated until the Delinquent Partner's Capital Contribution is satisfied or all Non-Delinquent Partners fail to contribute any additional capital. If the Non-Delinquent Partners fail to contribute sufficient capital to satisfy the Delinquent Partner's Partner Capital Contribution, the General Partner may without any further notice or opportunity to cure given to any of the Partners fund the Delinquent Partner's Partner Capital Contribution from persons or entities outside of the Partnership; provided, however, that in any instance where outside persons or entities are brought into the Partnership in such manner, such persons or entities shall be deemed Limited Partners and must meet all of the requirements set forth for the transfer of a Limited Partner's Partnership Interest contained in Sections 10.2.2 and 10.2.3.

         (c) If any Delinquent Partner's Partner Capital Contribution is not funded or is funded (whether in whole or part) in accordance with Section 2.4(b), then the Partnership Interests in the Partnership shall be reallocated and adjusted among all Partners and any persons or entities admitted to the Partnership to fund any Delinquent Partners' Capital Contribution ("Additional Partners") in accordance with the following formula: The Partnership Interest of each Partner or Additional Partner shall be equal to a fraction converted to a percentage, the numerator of which shall be the total amount of capital contributed to the Partnership (original and all previous and current Partner Capital Contributions) actually contributed by the Partner or Additional Partner (or the predecessor

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    in interest of such Partner or Additional Partner) and the denominator of which shall be the total amount of capital contributed by all Partners to the Partnership (original and all previous and current Partner Capital Contributions) actually contributed by all Partners and Additional Partners. In the event any Partner fails to make any Partner Capital Contribution requested under this Section 2.4 and the Partnership is indebted to such Partner for any loan made pursuant to Section 2.5, then the indebtedness due for such loan, including all accrued interest, shall be applied pro tanto in satisfaction of his Partner Capital Contribution; and any balance of the Partner Capital Contribution remaining unsatisfied shall be used as a basis for adjusting the Partnership Interest of such Partner in accordance with this Section.

    2.5  LOANS TO PARTNERSHIP.

    In the event the Partnership requires additional cash in order to satisfy the Partnership's operating expenses, the General Partner and/or Limited Partners, upon the request of the General Partner, shall have the right (but not the obligation) to make loans to the Partnership reasonably necessary for the Partnership activities. The terms and conditions of such loans shall be mutually agreeable to the General Partner and each Partner making a loan, and such loans may be secured or unsecured in the discretion of the General Partner. No distributions of any kind shall be made to the Partners until all then outstanding loans, together with accrued interest, are paid in full, unless the Partners making such loans agree otherwise.

    2.6  USE OF CAPITAL CONTRIBUTIONS.

    The aggregate of all the contributions to the capital of the Partnership by the Partners shall be available to the Partnership to carry out the purposes of the Partnership and shall be used and applied as follows:

         (a) To reimburse the General Partner for any amounts advanced by it or its affiliates in connection with the acquisition or financing of any property owned by the Partnership and to pay and satisfy all of the costs related to the acquisition and financing of any property owned by the Partnership incurred in behalf of the Partnership;

         (b) To reimburse the General Partner for the expenses and costs incurred by it in connection with the organization of the Partnership, the admission of the Partners and the implementation of this Limited Partnership Agreement; and

         (c) The balance of said funds, if any, to cover any expenses necessary to carry out the purposes set forth in Section 1.5.


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                                   ARTICLE 3
                     PARTICIPATION IN PARTNERSHIP PROPERTY

    3.1  OWNERSHIP BY PARTNERS OF THE PARTNERSHIP.

    Each Partner shall have and own an undivided interest in the Partnership equal to the Partner's respective Partnership Interest as initially set forth in
Section 2.1 or Section 2.2, and as may be subsequently modified pursuant to this Limited Partnership Agreement; provided, however, that no Partner shall have a specific interest in any Partnership property nor any right of partition with respect to any property or assets of the Partnership.

    3.2  LIMITATION ON DISTRIBUTIONS.

    No Partner shall have the right to demand and receive any distribution from the Partnership in any form other than cash.

                                  ARTICLE 4
                                  MANAGEMENT

    4.1  GENERAL MANAGEMENT.

    The management and control of the affairs of the Partnership and the maintenance of the property of the Partnership shall rest exclusively with the General Partner; and in connection with the management of the affairs of the Partnership, the General Partner shall have the right and absolute discretion to use the capital contributions of the Limited Partner for Partnership purposes. The Limited Partner shall take no part in the conduct or control of the operation, management or performance of the Partnership and its business and shall have no right or authority to act for or bind the Partnership.

    4.2  MANAGEMENT EXPENSES.

    The General Partner or any corporation, partnership, limited liability company, firm or business entity controlled or owned by (51 percent or more) the General Partner (hereinafter referred to as "Affiliate"), shall be reimbursed for all reasonable expenses incurred by it or by its Affiliate to the extent that such expenses are incurred directly on behalf of the Partnership and shall be reimbursed for all reasonable expenses, if any, incurred prior to the commencement of business of the Partnership, and in the preparation and/or execution of documents in connection with the formation of the Partnership. The Partnership shall also pay to the General Partner or Affiliate all reasonable fees, costs and expenses incurred in connection with the management, operation and conduct of the partnership business, including but not limited to management services, secretarial services, accounting services, insurance costs, taxes, filing fees, communication expenses, supplies and similar costs and expenses.


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     4.3     POWERS OF THE GENERAL PARTNER.

     The General Partner shall devote such time as may be necessary to supervise and conduct the affairs of the Partnership. The General Partner is hereby authorized and empowered to carry out and implement any and all of the purposes of the Partnership; and, in that connection, the General Partner, except as otherwise expressly provided herein, has all the rights and powers of and shall be subject to all restrictions and liabilities of a general partner under the Revised Act. The powers of the General Partner shall include, but shall not be limited to the following:



          (a) To purchase or otherwise acquire and to hold, sell, transfer, exchange, or otherwise dispose of or turn to account or realize upon securities, commodities and commodity contracts of any and all types and descriptions including, but not limited to, shares of capital stock, treasury stock bonds, notes, debentures, trust receipts, mortgages, evidences of indebtedness, certificate of deposits, choses in action, certificate of interest, or participation in any profit sharing agreements, limited partnership interests, collateral trust certificates, voting trust certificates, fractional undivided interests in oil, gas or other mineral rights, put and call options and any and all combinations thereof, certificates, receipts, warrants and other instruments representing rights to receive, purchase, sell or subscribe for any of the foregoing or representing any other rights or interests therein or in other property or assets, and any and all other interests, certificates, instruments and documents whether now known or hereafter devised which are or may hereafter be commonly known or referred to as securities (all such items being hereinafter collectively referred to as "Securities").



          (b)     To sell Securities short and to cover such sales.

          (c) Distribute to the Partners all income, profits and losses, cash distributions or other distributions in accordance with this Agreement.



          (d) Acquire, construct, manage, sell, assign, convey, lease, mortgage, or otherwise dispose of the Partnership property (either real or personal) upon terms and conditions acceptable to the General Partner.



          (e) Make reasonably necessary capital expenditures and improvements with respect to the Partnership property and take all actions reasonably necessary to maintain, operate, and manage such property.






          (f) Borrow money, sell, assign, pledge, grant security interests in or otherwise encumber or dispose of all or any part of the Partnership property or any and all collateral securing payment thereof.



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
          (g) Perform or cause to be performed all of the Partnership's obligations under any agreement to which the Partnership is a party or with respect to any indebtedness of the Partnership whether secured or unsecured.



          (h) Establish, maintain, deposit into, sign checks and otherwise draw upon Partnership bank accounts, certificates of deposit, money market accounts or similar accounts or investment vehicles and execute, accept and deliver any instrument or agreement in connection therewith; including the specific right to invest funds not needed in the operation of the business as it deems appropriate in its reasonable discretion; provided, however, all such funds commingled with the funds of any other person shall be accounted for separately.



          (i) Enter into, execute and deliver all agreements and instruments to which the Partnership may be a party, with such agreements and instruments being signed in the name of the Partnership by the General Partner. This power given to the General Partner includes the ability to enter into and perform contracts, agreements, undertakings and transactions with the General Partner, its agents, representatives, employees or any persons with which the General Partner is affiliated or with which it has a substantial direct or indirect financial interest.



          (j) Employ, engage, terminate and deal with managing agents, brokers, accountants or lawyers or persons in such other capacities as the General Partner may deem necessary or desirable; provided the compensation for such services is reasonable and fair to the Partnership. The fact that a General Partner or a Limited Partner is employed by or affiliated with or has a financial interest in such person shall not prohibit the General Partner from employing and otherwise dealing with such person.



          (k) Admit or replace Partners (either General or Limited) as permitted by this Limited Partnership Agreement and the Revised Act.






          (l) Make elections under and to modify, construe and apply and provisions of the Limited Partnership Agreement to conform with applicable provisions of the Internal Revenue Code of 1986, as amended ("Code") the laws, rules and Treasury Regulations thereunder and any corresponding provisions of any succeeding law as the General Partner shall deem to be in the best interests of the Partnership.



          (m) Institute and defend or arbitrate lawsuits as is necessary to protect the Partnership business and properties.



          (n) Take such other actions and incur such other expenses on behalf of the Partnership as may be necessary, prudent, or advisable in conducting the Partnership business.




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

          (o) To enter into, make, and perform all things necessary, advisable, incidental or convenient to the carrying out of any of the foregoing.



     4.4     SELF DEALING.

     Any Partner and any affiliate of any Partner may deal with the Partnership, directly or indirectly, as a vendor, purchaser, employee, agent or otherwise, provided the terms of dealings are fair with respect to the Partnership. No contract or other act of the Partnership shall be violated or affected in any manner by the fact that a Partner or affiliate is directly or indirectly interested in such contract or other act apart from his interest as a Partner, nor shall any Partner or any affiliate of a Partner be accountable to the Partnership or the other Partners in respect of any profits directly or indirectly realized by him by reason of such contract or other act, and such interested Partner shall be eligible to vote or take any other action as a Partner in respect of such contract or other act as he would be entitled were he or his affiliate not interested therein. All such contracts shall be made available to any Partner upon written request for inspection and copying at the expense of such Partner.



     4.5    ACTIVITIES OF THE GENERAL PARTNER.

     Nothing herein shall require the General Partner to devote its or its Affiliates full time to the conduct of the affairs of the Partnership. The General Partner shall use reasonable efforts in carrying out and implementing the purposes of the Partnership and shall devote to the conduct of the affairs of the Partnership such time and activity as shall be reasonably necessary therefor. It is understood that the General Partner and its Affiliates may be presently engaged in other businesses, investments and real estate ventures, in which ventures the Limited Partner shall have no right to participate and may continue such activity. These activities shall not be prohibited or restricted because they might be competitive with the business of the Partnership.



     4.6    HOLDING OF PROPERTY.

     Property owned by the Partnership shall be held in the name of the Partnership or in a nominee name.



     4.7    MEETINGS AND VOTING.

     The General Partner may call a meeting of the Partners for any Partnership purpose, at any reasonable time, in the county in which the registered office is located or such other place designated by the General Partner, upon at least fifteen (15) days' notice to the other Partners. Such meetings shall be held not less than fifteen (15) days nor more than thirty (30) days after receipt of said request and shall be for the purposes set forth in the notice. The Limited Partner shall have no right to vote or participate in the affairs of the Partnership, except as may be expressly required by this Limited Partnership Agreement or the Revised Act. For purposes of any voting or consent by the Limited Partner which may be expressly required under this Limited


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
Partnership Agreement or the Revised Act, the Limited Partner shall be entitled to cast one vote and, except as otherwise required by the Revised Act, the consent of the Limited Partner shall be requisite to approve any matter which must be approved by the Limited Partner under this Limited Partnership Agreement or the Revised Act. Partnership meetings called pursuant to this paragraph may be held by telephone conference or other form of telecommunication. Votes may be cast in writing, by telegram, telecopy, fax, or other form of telecommunication or verbally in connection with telephone conferences provided such votes are transcribed or recorded by a stenographer, recorder or other independent third party and the evidence of such votes are maintained as part of the Partnership books and records.

                                   ARTICLE 5
                           PARTNERSHIP DISTRIBUTIONS

     5.1     DEFINITIONS.

     For purposes of this Limited Partnership Agreement, the following definitions shall apply:

          (a) "Net Cash Flow From Operations" shall mean the cash proceeds from Partnership operations (exclusive of any "Capital Proceeds" as hereinafter defined) less the portion thereof used to pay or establish reserves for expenses (exclusive of depreciation, amortization and other non-cash expenses) and liabilities (including, without limitation, loan repayments to Partners, capital improvements, replacements and contingencies), all as determined solely by the General Partner.



          (b) "Capital Proceeds" shall mean the net cash proceeds from all sales, dispositions and refinancing of Partnership property, less any portion thereof used to pay or establish reserves for the costs associated with any such sale, disposition or refinancing, for debt repayment (including, without limitation, loan repayments to Partners), and for any other obligations and contingencies, all as determined solely by the General Partner.






     5.2     DISTRIBUTION OF NET CASH FLOW FROM OPERATIONS.

     The Net Cash Flow From Operations shall be distributed, in such amounts and at such times as shall be determined solely by the General Partner, but all such distributions shall be made in the following order of priority:



          (a) First, to the repayment of loans made by Partners to the Partnership; and

          (b) Second, in accordance with the respective Partnership Interests of the Partners.



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

     5.3     DISTRIBUTION OF CAPITAL PROCEEDS.

     (a) The Capital Proceeds of the Partnership shall be distributed, in such amounts and at such times as shall be determined solely by the General Partner, but all such distributions shall be made in the following order of priority:



               (i) First, to the repayment of loans made by Partners to the Partnership; and



               (ii) Second, in accordance with the respective Partnership Interests of the Partners.



          (b) In the event that the Partnership shall distribute any asset in-kind, to one (1) or more of its Partners, such in-kind distribution shall be deemed a distribution of Capital Proceeds in an amount equal to the fair market value of the asset on the date of distribution, as determined solely by the General Partner.



     5.4     LIQUIDATION OF PARTNERSHIP.

     Notwithstanding anything contained in Sections 5.2 or 5.3 to the contrary, in the event that the Partnership is liquidated under Section 9.2 hereof or is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), then the Net Cash Flow From Operations and Capital Proceeds shall thereafter be distributed to the Partners who have positive Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2), but only after such Capital Accounts have been adjusted for all contributions and distributions, and all allocations under Article 6, for all periods.






                                   ARTICLE 6
                                TAX ALLOCATIONS


     6.1     ALLOCATION OF PROFITS AND LOSSES.

     After giving effect to the allocations set forth in Sections 6.2, 6.3 and
6.4 hereof, any income, gain, loss, deduction or credit of the Partnership ("Profits and Losses") for any fiscal year of the Partnership shall be allocated among the Partners first, so that their Capital Accounts, increased by their respective shares of Partnership Minimum Gain and their respective shares of Partner Minimum Gain are, as nearly as possible, in the same ratios as their Partnership Interests, and then, pro rata, in accordance with their Partnership Interests; provided, however, that no Limited Partner shall be allocated any Loss for any fiscal year to the extent that such Loss would create or increase a deficit in such Limited Partner's Capital Account (as referenced under Treas. Reg. 1.704-1(b)(2)(ii)(d)). All Losses in excess of the limitations set forth in this Section shall be allocated to the General Partner.



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

     6.2    REGULATORY ALLOCATIONS.

     The following regulatory allocations ("Regulatory Allocations") shall be made in the following order:

          (a) Partnership Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specifically allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-20(j)(2). This Section 6.2(a) is
                  intended to comply with the minimum gain chargeback requirements of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.



          (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Minimum Gain attributable to a Partner Non-Recourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Non-Recourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specifically allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decease in Partner Minimum Gain attributable to such Partner Non-Recourse Debt, determined in accordance with Regulation
                  Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.
                  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement of Treasury Regulation
                  Section 1.704-2(i)(4) and shall be interpreted consistently therewith.



          (c) Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specifically allocated to each such Partner in amount and manner sufficient to eliminate, to the extent required by the

                  Treasury Regulations, any deficit in the Capital Account of such Partner as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Partner would have a deficit in such Partner's Capital Account after all other allocations provided for in this Section 6.2 have been tentatively made as if this Section 6.2(c) were not in this Agreement.



          (d) Gross Income Allocation. In the event that any Partner has a deficit in such Partner's Capital Account at the end of any fiscal year that is in excess of the sum of (i) the amount such Partner may be obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), then such Partner shall be specifically allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Partner would have a deficit in such Partner's Capital Account in excess of said sum after all other allocations provided for in this Section
                  6.2 have been made as if Section 6.2(c) and this Section 6.2(d) were not in this Agreement.



          (e) Partnership Non-Recourse Deductions. Any Partnership Non-Recourse Deductions under Treasury Regulation Section 1.704-2(b)(1) for any fiscal year shall be allocated among the Partners in accordance with their respective Partnership Interests to the extent and in a manner as may be required under Treasury Regulation Section 1.704-2(e) and otherwise in any manner determined by the Partners to satisfy the Treasury Regulations.



          (f) Partner Non-Recourse Deductions. Partner Non-Recourse Deductions under Treasury Regulation Section 1.704-2(i)(2) for any fiscal year shall be allocated to the Partners who bear the economic risk of loss with respect to the Partner Non-Recourse Debt to which Partner Non-Recourse Deductions are attributable in accordance with and to the extent required by Treasury Regulation Section 1.704-2(i)(1).



          (g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Partners in a manner consistent with the manner in which Capital Accounts are required to be adjusted pursuant to said Treasury Regulation.



          (h) Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an interest by the Partnership to a Partner ("Issuance Items") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner shall be equal to the net amount that would have been allocated to such Partners if the Issuance Items had not be realized.


     6.3     PROPERTY CONTRIBUTIONS.

     In accordance with Code Section 704(c) and the Treasury Regulations hereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial value for Capital Account purposes ("Book Value"). In the event the Book Value of any Partnership asset is later adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code
Section 704(c)and the Treasury Regulations thereunder.



     6.4     CURATIVE ALLOCATIONS.



          (a) The Regulatory Allocations are necessary to comply with the requirements of the Treasury Regulations. To the maximum extent possible, the Regulatory Allocations shall be offset, either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.4. Therefore, notwithstanding any other provision of this Article 6, the Partners shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner determined appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the maximum extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all items of Partnership Profit and Loss were allocated in accordance with each Partner's respective Partnership Interest.


          (b) The manner in which the Partners intend and desire distributions from the Partnership to be divided among them is set forth in Sections 5.2 and 5.3 hereof. The Partners do not intend either the allocations under this Article 6 or the application of Section 5.4 due to the liquidation of the Partnership, to directly or indirectly distort the manner in which they share Partnership distributions under Sections 5.2 and 5.3 hereof. Therefore, it is the express intent of this Limited Partnership Agreement and the Partners that allocations of Profits and Losses among the Partners and the Regulatory Allocations shall, to the maximum extent possible, be made in such a manner so as to prevent any distortion in the manner in which Partnership distributions are divided among the Partners as set forth under Sections 5.2 and 5.3 hereof, and so that upon the application of Section 5.4 due to the liquidation of the Partnership, the Capital Accounts of each Partner shall equal the distributions otherwise payable to such Partners under Sections 5.2 and 5.3.


          (c) Notwithstanding anything contained in this Limited Partnership Agreement to the contrary, the Partners agree to any special, corrective or other allocations of items of Profits and Losses as the General Partner may deem necessary or appropriate, from time to time, in order to carry out the purposes and intents of the Partners as described herein and avoid any distortion in the manner in which the Partners receive distributions under Sections 5.2 and 5.3 hereof, whether due to the application of Section 5.4 resulting from the liquidation of the Partnership or any other factors whatsoever. The
                  Partners agree that the special and/or corrective allocations referred to under this Section 6.4 may include, without limitation, a special allocation of the gain and income associated with or arising out of the disposition of Partnership assets and/or the liquidation of the Partnership, to one or more Partners as necessary or appropriate, in order to carry out the purposes and intents of this Section 6.4.



     6.5     DEFINITIONS.

     For purposes of this Limited Partnership Agreement, the following definitions shall apply:

          (a) "Partnership Non-Recourse Deductions" has the same meaning as provided in Treasury Regulation Section 1.704-2(b)(1).



          (b) "Partner Non-Recourse Deductions" has the same meaning as provided in Treasury Regulation Sections 1.704-2(i)(1) and
                  (2).



          (c) "Partner Non-Recourse Debt" has the same meaning as provided in Treasury Regulation Section 1.704-2(b)(4).



          (d) "Partner Minimum Gain" means an amount, with respect to each Partner Non-Recourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Non-Recourse Debt were treated as a Non-Recourse

                  Liability determined in accordance with Treasury Regulation
                  Section 1.704-2(i)(3).



          (e) "Partnership Minimum Gain" has the same meaning as provided in Treasury Regulation Sections 1.704-2(b(2) and 1.704-2(d).



     6.6   DETERMINATIONS.



     Any and all actions and decisions regarding the application and/or interpretation of any term or provision of this Article 6, shall be determined by the General Partner, which determination shall be final, adhered to by the Partners, and not subject to further review or challenge.



                                   ARTICLE 7
                                   LIABILITY


     7.1     LIABILITY OF GENERAL PARTNER.

     Any liability of the Partnership shall first be satisfied out of the assets of the Partnership, including the proceeds of any liability insurance which the Partnership may recover. If such assets shall not be sufficient to satisfy such liability, such liability shall be borne by the General Partner, except for a liability with respect to which the creditor has agreed that no Partner has personal liability.



     7.2     INDEMNIFICATION OF GENERAL PARTNER.

          (a) The General Partner shall be entitled to indemnity (including expenses of litigation and appeal and attorneys' fees) from the Partnership for any act performed by it or its Affiliates within the scope of the authority conferred upon it or such Affiliate by this Limited Partnership Agreement, except for those acts caused by it or its Affiliates' own fraud, misrepresentation, bad faith, or willful breach of a fiduciary duty; provided, however, that any indemnity under this Section be provided out of and to the extent of Partnership assets only, and the Limited Partner shall have any personal liability on account thereof.


          (b) The General Partner shall not be liable, responsible or accountable, in damages or otherwise, to any of the Partners or the Partnership for any acts performed by it within the scope of the authority conferred upon it by this Limited Partnership Agreement, except for those acts caused by it or its Affiliates' own fraud, misrepresentation, bad faith or willful breach of fiduciary duty.

     7.3    LIMITED LIABILITY OF LIMITED PARTNER.


     The liability of the Limited Partner in all respects shall be limited to the capital contributions paid by such Limited Partner under the provisions of Sections 2.2 and 2.3 hereof.



     7.4     STATUS OF LIMITED PARTNER.

     The Limited Partner shall not participate in the control or management of the business of the Partnership. The interest of the Limited Partner in the Partnership shall not in any way prohibit or restrict same from engaging in or owning an interest in any other business venture of any nature, including any venture which might be competitive with the business of the Partnership.



                                   ARTICLE 8
                                   ACCOUNTING


     8.1     LIST OF PARTNERS AND BOOKS AND RECORDS.

     The General Partner shall keep a true, exact and complete list of the names and addresses of the Partners and books of account recording the transactions of the Partnership. The books of account shall be kept on the cash or accrual method, as determined by the General Partner. Such list of Partners and books of account, together with all tax returns, correspondence, papers and other documents, shall be kept at the principal office of the Partnership or such other office as may be designated by the General Partner, and shall be at all reasonable times, available to all or any of the Partners or their representatives designated in writing for inspection and copying at the sole cost and expense of such partner.



     8.2    FISCAL YEAR.

     The fiscal and the taxable year of the Partnership shall end on the last Sunday in September.



     8.3    TAX RETURNS.

     The General Partner shall cause to be prepared and transmitted to all Partners and the State of Michigan and Internal Revenue Service a Schedule K-1 or other required form for the reporting of income or loss for federal and state tax purposes.



     8.4    REPORTS.

     The General Partner shall cause to be furnished to the Limited Partner within 120 days after the end of each fiscal year, an annual report containing a balance sheet, a profit and loss statement and a statement showing distribution to the Partners and an allocation to the Partners of income, gains, losses, deductions and credits and a statement of changes in capital account.



     8.5     TAX MATTERS PARTNER AND TAX ELECTIONS.

          (a) As used in this Limited Partnership Agreement, "Tax Matters Partner" has the same meaning as the term "tax matters partner" as set forth in Code Section 6231(a)(7). The General Partner, acting through Richard J. Nash, in his capacity as Treasurer of the General Partner, is hereby designated Tax Matters Partner for the Company.



          (b) The Tax Matters Partner designated pursuant to subsection (a) hereof shall have full power and authority to act as such for the Partnership and the Partners, with all the rights and responsibilities of that position described in Code Sections 6222 through 6233, except, however, to the extent Code Section 6224(c)(3)(B) provides certain rights and privileges to the non-tax matters partners of a Company. The duty of the Tax Matters Partner to keep each Partner informed of administrative and judicial proceedings involving tax issues relating to the Partnership, its property or business shall be limited to a duty to inform each Partner of the beginning, completion and results of such proceedings.



          (c) The Tax Matters Partner shall in no event be liable for loss or damage to the Partnership or any Partner arising from the exercise of any of his rights and/or the performance of any of his responsibilities referred to in this Section. The Partnership shall reimburse the Tax Matters Partner for all costs and expenses incurred by him in this exercise of the rights and/or the performance of the responsibilities referred to in this Section. The Partnership shall indemnify and hold harmless the Tax Matters Partner from all claims, liabilities, costs and expenses, including reasonable attorneys' fees and court costs, incurred in the exercise of the rights and/or the performance of the responsibilities referred to in this Section.



          (d) Each Partner shall reflect on his individual income tax returns all items of income, gain, loss deduction or credit relating to the Partnership, its property or business in a manner which is consistent with the treatment of such items on the Partnership returns.



                                   ARTICLE 9
                          TERMINATION AND DISSOLUTION


     9.1     ADMISSION OR INCAPACITY OF LIMITED PARTNER.

     The Partnership shall not terminate or dissolve upon the admission, withdrawal, death, bankruptcy, insolvency, assignment for the benefit of creditors, receivership or legal incapacity of any Limited Partner (hereinafter "Incapacitated Limited Partner"). Subject to the provisions of Article 9 hereof, the heirs, legal representative, trustee, receiver, successor or assignee (hereinafter "Successor") of any Incapacitated Limited Partner may become an assignee of such Limited Partner and have the rights provided for in Section 705 of the Revised Act, but shall not have the rights of a Limited Partner unless the General Partner has consented to same and Sections 10.2.2 and 10.2.3 have been complied with. Such successor shall execute and deliver, in a form satisfactory to the General Partner, an addendum to this Limited Partnership Agreement agreeing to be bound by all the terms and conditions hereof and to assume all the obligations of the Incapacitated Limited Partner hereunder.



     9.2    DISSOLUTION AND LIQUIDATION.

     The Partnership shall be dissolved and liquidated upon the occurrence of any of the following events:



          (a) The arrival of the termination date specified in Section 1.4 hereof;

          (b) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom; or



          (c) The General Partner ceases to be a General Partner as provided in Section 402 of the Revised Act, or the withdrawal of the General Partner unless the Limited Partner affirmatively elects to reconstitute the Partnership by admitting a new General Partner as provided under Section 801(3) of the Revised Act. In the event of such reconstitution, the General Partner's interest shall be automatically converted to a limited partnership interest, which resultant limited partnership interest shall have the same economic characteristics as existed prior to such conversion.



          (d) The affirmative consent of the General Partner and the Limited Partner holding a majority of Partnership Interests.



     9.3     DISTRIBUTION ON LIQUIDATION.

          (a) Upon the dissolution of the Partnership by the occurrence of any event described in Section 9.2 hereof, the General Partner or such other person, who shall be designated within 60 days of such event by the General Partners (which General Partner or designated person shall, for purposes hereof, be referred to as the "Liquidator"), shall wind up its affairs and apply and distribute the proceeds of such liquidation in the same manner as provided for the distribution of Capital Proceeds in Section
     5.4 (with the profits and losses arising from the sale or other disposition of the assets of the Partnership being allocated in the same manner as the allocation of profits and losses in Article 6).

               (b) In the event of liquidation hereunder, each Partner shall make, constitute and appoint the Liquidator, with full power of substitution, the true and lawful attorney for such Partner and in such Partner's name, place and stead and for such Partner's use and benefit, to wind up the affairs of the Partnership, manage the business and assets of the Partnership until such is completed; to execute, acknowledge and deliver documents with or without warranty for such purpose; and to do and perform all and every act and thing whatsoever necessary to be done in connection with the business and assets of the Partnership. To evidence the appointment of the Liquidator as attorney-in-fact for the Partners hereunder, each Partner shall, from time to time, execute and deliver such power of attorney or other instrument as shall be reasonably requested by the Liquidator. The foregoing grant of authority shall be irrevocable and shall constitute a power coupled with an interest binding upon the heirs, legal representatives, successors and assigns of each Partner.

               (c) A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of its liabilities so as to enable the Liquidator to minimize the normal losses attendant upon such liquidation. The provisions of Article 6 hereof relating to the allocation of distributive shares of items of gain, loss, deduction and credit of the Partnership shall be applicable during the period of liquidation.

               (d) The Liquidator shall furnish each Partner with a statement, from such firm of certified public accountants as he or it shall designate, showing the manner in which the proceeds of liquidation of the Partnership have been distributed.

               (e) The Partnership shall terminate when all property owned by the Partnership shall have been liquidated and the net proceeds, after satisfaction of liabilities to creditors, shall have been distributed among the Partners pursuant to this Agreement.

                                   ARTICLE 10
                            ASSIGNMENT AND TRANSFERS

          10.1 TRANSFER BY GENERAL PARTNER.

          The General Partner shall not sell, transfer or exchange ("Transfer") its Partnership Interest in one or more transfers, or substitute one or more General Partners in its place or admit one or more General Partners or voluntarily withdraw or terminate its participation in the Partnership as General Partner, unless the Transfer is approved by the Limited Partner. In the event of any Transfer under this Section or the substitution of one or more General Partners with said approval of the Limited Partner, the General Partner shall comply with the following additional conditions: (i) the Transfer will not cause the Partnership to be taxed as a corporation rather than a partnership for federal income tax purposes (ii) the Transfer when added to the total of all other Partnership Interests transferred within a period of 12 consecutive months prior thereto will not result in the termination of the Partnership under Section 708 of the Code, (iii) the Transfer will not violate any federal or state securities laws or cause the loss of any exemption from registration available to the Partnership, (iv) the Transferee shall execute an addendum in a form satisfactory to the General Partner containing the Transferee's agreement to be bound by all the terms and conditions of this Limited Partnership Agreement and any existing amendments, and (v) the Transferee shall pay such reasonable expenses as may be incurred by the Partnership in connection with the admission of the Transferee as a Partner. In the event of a Transfer not resulting in the withdrawal of the General Partner or the admission of one or more additional General Partners, the Partnership Interest transferred shall automatically be converted to a Limited Partnership Interest, the Transferee shall have no right to participate in the management of the Partnership and in the event of a Transfer of less than all of the Partnership Interest, the Transferor shall remain as a General Partner.

     10.2 TRANSFER BY LIMITED PARTNER.

     The Limited Partner shall not sell, transfer or exchange, ("Transfer"), all or any portion of the Limited Partner's Partnership Interest without the prior written consent of the General Partner and compliance with the following terms and conditions:

          (a) The Limited Partner ("Selling Partner") shall, after receipt of a bona fide offer to purchase or exchange, which the Limited Partner intends to accept, have the right to Transfer all or a portion of such Limited Partner's Partnership Interest, but only after first offering, in writing, to sell such Partnership Interest to the General Partner. Such written offer shall be upon all of the same terms and conditions as the aforesaid bona fide offer to purchase; and the General Partner shall have the option, ("First Option") for a period of thirty (30) days after receipt of such written offer, to purchase such interest upon the same terms and conditions as the bona fide offer. In the event that the General Partner shall decline to exercise the First Option, then the Selling Partner shall offer in writing to sell such Partnership Interest pro rata to all the Partners (General and Limited), unless there are no Limited Partners other than Selling Partner. The offer shall be upon all the same terms and conditions as the bona fide offer to purchase; and the Partners shall have a second option ("Second Option") for a period of fifteen (15) days after the expiration of the First Option to purchase such Partnership Interest. In the event one or more of the Partners decline to exercise the Second Option, then the remaining Partners exercising the Second Option ("Purchasing Partners") shall have a third option ("Third Option") for a period of five (5) business days after the expiration of the Second Option to acquire the pro rata share of the declining Partners in equal proportions or as the Purchasing Partners shall otherwise agree. In the event the entire Partnership Interest of the Selling Partner subject to the bona fide offer to purchase is not purchased by the exercise of the foregoing options, the Selling Partner shall have the right to proceed with the Transfer pursuant to the bona fide offer to purchase; provided the Transfer is completed within ninety (90) days after the expiration of the Third Option. Failure to complete the sale or Transfer within said ninety (90) day period shall require the Selling Partner to again comply with the conditions of this subsection.

     (b)    In the event of a Transfer pursuant to the provisions of this
Section 10.2, the purchaser, transferee or exchanging party ("Transferee"), shall execute, with the consent of the General Partner and in form satisfactory to the General Partner, an addendum to this Limited Partnership Agreement pursuant to which the Transferee agrees to be bound by all the terms and conditions hereof and to assume all the obligations of the Transferor Limited Partner.

     (c)  The Transferee has:

          (i) Provided an opinion of counsel, in form and substance satisfactory to counsel for the Partnership, that neither the offering nor the Transfer of the partnership interest violates any provisions of federal or state securities or comparable laws, nor causes the loss of any exemption from federal or state securities laws which may be available to the limited partnership interests, nor violates the limited partnership laws of the state governing this Limited Partnership, nor causes the Partnership to be taxed as a corporation rather than a partnership under the Code; and

          (ii) Paid such reasonable expenses as may be incurred by the Partnership in connection with such admission as a substituted Limited Partner; and


         (iii) Satisfied the Partnership that the Partnership interest sought to be transferred when added to the total of all other Partnership interests transferred within the period of twelve (12) consecutive months prior thereto will not result in the termination of the Partnership under Code Section 708; and

          (iv) Executed a statement providing that he or she is acquiring the Partnership Interest for his or her own account, for investment and not with a view towards distribution and providing any other representations and warranties reasonably requested by the Partnership; and

          (v) The Transferor and Transferee, and if requested by the General Partner, all other Partners shall execute and deliver all such certificates, documents and agreements which the General Partner deems necessary or appropriate in connection with the transfer and/or to effectuate and preserve the status and existence of the

                    Partnership, the terms and provisions of this Limited Partnership Agreement, and the rights and obligations of the Partners, the Transferor and Transferee.

              (d) Under no circumstances may any Limited Partner, transfer, assign or convey part his Partnership Interest, or any right, benefit or interest as a Limited Partner, to any party, without the express prior written consent of the General Partner.

          10.3 INVOLUNTARY TRANSFERS: CLAIMS BY CREDITORS AND OTHERS

          The Partnership Interests of the Partners are not subject to any voluntary or involuntary encumbrance, sale, transfer, assignment or other disposition without strict compliance with all the provisions of this
     Article 10. Any such actual or purported transfer, sale, assignment or other disposition in violation of this Article 10 shall be null and void. In the event that any Partnership Interest is subject to any actual or purported transfer or encumbrance, whether by attachment, seizure, levy, divorce, order of any bankruptcy or other court, any procedure for the benefit of creditors or through any other procedure, action or method, in violation of any term or provision of this Agreement, then in such event, the affected Partnership interest shall automatically (i) be subject to the First Option, Second Option and Third Option under Section 10.2 hereof for a period of one (1) year following written notice to the Partnership and the other Partners of such transfer or purported transfer or encumbrance, and (ii) have no right to participate, consent or vote in the management or affairs of the Partnership or otherwise receive any distribution or payment whatsoever.

          10.4 TRANSFER ELECTION.

          In the case of the transfer of a Partner's interest in the Partnership pursuant to any provisions hereof, the Partnership may file the election specified by Code Section 754.

                                   ARTICLE 11
                               GENERAL PROVISIONS

          11.1 INVESTMENT REPRESENTATION.

          The Limited Partner represents and warrants to the Partnership that it is acquiring its interest in the Partnership for its own account for investment and not with a view toward transfer, resale or distribution thereof, and that its interest shall not be sold or disposed of in violation of the Securities Act of 1933 (the "Act") as amended, (including any regulations promulgated thereunder) or the Uniform Securities Act of the State of Michigan ("Uniform Act") (including any regulations promulgated thereunder), nor in the absence of either an effective registration statement under said Act or Uniform Act or an opinion of counsel satisfactory to the Partnership and to its counsel that registration is not required under the Act and/or the Uniform Act, and that any such sale will not invalidate any exemption from registration which may otherwise be available to the partnership interests. The Limited Partner shall indemnify and hold the Partnership harmless for all costs and expenses, including reasonable attorneys' fees, incurred by the Partnership as a result of a breach hereof by such Limited Partner.

        11.2    CERTIFICATES.

        At the expense of the Partnership, the General Partner shall promptly cause to be filed a Certificate of Limited Partnership and any necessary amendments, restated certificates or other documents with the chief officer of the Michigan Department of Consumer & Industry and shall cause to be prepared, executed and filed for record all other legally required fictitious name or other applications, registrations, publications, certificates, affidavits and amendments required to be filed with any governmental authority.

        11.3 POWER OF ATTORNEY.

        The Limited Partner hereby makes, constitutes and appoints Joe Balous, Secretary of the General Partner, with full power of substitution, true and lawful attorney-in-fact for it and in its name, place and stead, and for its use and benefit: (a) to sign, file and record this Limited Partnership Agreement and Certificate of Limited Partnership as provided in Section 11.2 and any amendments, restated certificates and other documents or filings required under the Revised Act or required by any other governmental authority; (b) to enter into, sign and record any other agreements or documents authorized by this Limited Partnership Agreement; and (c) to sign, execute, certify, acknowledge, file and record any other instruments referred to in
Section 11.2 hereof or required of the Partnership or Partners by law.


        11.4 PARTNERS' RELATIONSHIP INTER SE.

        Nothing herein contained shall be interpreted or construed to constitute any Partner the agent of any other Partner, except as expressly provided herein, or in any manner to limit the Partner in carrying on his own businesses or activities.


        11.5 AMENDMENTS.


        This Limited Partnership Agreement and any part hereof may be amended at any time or from time to time by the vote of the General Partner and the Limited Partner.


        Notwithstanding the foregoing, Amendments to this Limited Partnership Agreement or the Certificate of Limited Partnership for purposes of properly enforcing the provisions of this Agreement existing as of the date of execution by the General Partner and the Limited Partner (such as reallocation of Partnership interests under Section 2.3.3) and admitting additional Limited Partners in compliance with this Limited Partnership Agreement shall not require the vote of the Limited Partner. An Amendment to this Limited Partnership Agreement removing, adding or substituting Limited Partners shall only require the signature of the General Partner, the person being added or substituted (and if substituted, also by the transferring Limited Partner). An Amendment removing, adding or substituting a General Partner shall be signed by the current General Partner, additional or successor General Partner and the General Partner on behalf of the Limited Partner pursuant to the power of attorney in Section 11.3, provided the applicable voting requirements for the Limited Partner are satisfied. All other amendments and any certificate, amendment, notice or other document required to be filed with any governmental agency having jurisdiction thereof in connection with any valid Amendment under this Limited Partnership Agreement shall be signed by the General Partner and, at the option of the General Partner, either the Limited Partner or the General Partner on behalf of the Limited Partner pursuant to the power of attorney in Section 11.3.

        11.6 NOTICES, STATEMENTS, ETC.

        All notices, statements or other documents which are required or contemplated by this Limited Partnership Agreement shall be in writing and shall be either personally served upon the person entitled thereto or mailed postage prepaid, certified mail, return receipt requested, addressed to such person at his last known mailing address, as set forth on the latest Certificate of Limited Partnership or amendment thereof filed with respect to the Partnership, or on any subsequent written instructions delivered by him to the Partnership. Any mailed notice shall be deemed served two days after the date mailed pursuant to this Section.

        11.7 ENTIRE AGREEMENT.

        This Limited Partnership Agreement represents the entire understanding of the parties with respect to the subject matter hereof. Except as provided in Section 11.5 hereof, no waiver, modification or amendment ("Amendment") of this Limited Partnership Agreement shall be binding unless in writing and signed by each of the Partners affected by the Amendment.

        11.8    INTERPRETATION.

                (a) This Limited Partnership Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Michigan and in the event of a conflict between this Limited Partnership Agreement and the Revised Act, the Revised Act shall control.

                (b) As used in this Limited Partnership Agreement, any gender shall include any other gender and the plural shall include the singular and the singular shall include the plural wherever applicable.

                (c) The titles of the Articles and Sections herein have been inserted as a matter of convenience for reference only and shall not control or affect the meaning of construction of any of the terms or provisions hereof.

        11.9 COUNTERPARTS.

        The parties hereto may execute this Limited Partnership Agreement in any number of counterparts, each of which, when executed and delivered by all the parties named as signatories hereto, shall have the force and effect of an original; but all such counterparts shall constitute one and the same instrument.

        11.10 ASSETS IN CONTROL OF GENERAL PARTNER.

        The General Partner has a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control, and it shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership.

        11.11 BINDING EFFECT.

        This Limited Partnership Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assignees.

        IN WITNESS WHEREOF, this Limited Partnership Agreement has been executed by the General Partner and by the Limited Partner, effective on the day and year first above written.

IN THE PRESENCE OF:                 GENERAL PARTNER:

                                    LDM HOLDINGS, L.L.C.,
                                    A MICHIGAN LIMITED LIABILITY COMPANY

                                    BY:  LDM TECHNOLOGIES, INC.,

                                    A MICHIGAN CORPORATION, MEMBER
  Michael B. Lewis                       Richard J. Nash
---------------------------         By: -----------------------------------
  Michael B. Lewis                      Richard J. Nash
                                        Its:  President

                                    LIMITED PARTNER:


                                    LDM TECHNOLOGIES, INC.
                                    a Michigan corporation

  Michael B. Lewis                  By:  Richard J. Nash
---------------------------            --------------------------
  Michael B. Lewis                      Richard J. Nash
                                        Its: President

STATE OF MICHIGAN)
                 ) SS.
COUNTY OF OAKLAND)



        Personally came before me this 10th day of December, 1996, the above named Richard J. Nash, to me known to be the person who executed the foregoing Agreement, who acknowledged that as the duly authorized President of LDM Technologies, Inc., a member of LDM Holdings, L.L.C., he executed the same as the free act and deed of such corporation, by its authority.



        MICHAEL B. LEWIS                              MICHAEL B. LEWIS
  Notary Public, Oakland County, MI          -----------------------------------
My Commission Expires Aug. 2, 1998           Notary Public,           County, MI
                                                            ----------
                                             My Commission Expires:
                                                                   -------------

STATE OF MICHIGAN)
                 ) SS.
COUNTY OF OAKLAND)



        Personally came before me this 10th day of December, 1996, the above named Richard J. Nash, to me known to be the person who executed the foregoing Agreement, who acknowledged that as the duly authorized President of LDM Technologies, Inc. he executed the same as the free act and deed of such corporation, by its authority.



        MICHAEL B. LEWIS                               MICHAEL B. LEWIS
  Notary Public, Oakland County, MI          -----------------------------------
My Commission Expires Aug. 2, 1998           Notary Public,           County, MI
                                                            ----------
                                             My Commission Expires:
                                                                   -------------